EXHIBIT 99.3
VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
December 31, 2010

	Trailing
	twelve months ended
($ presented in millions)	December 31,
Interest Coverage Ratio:	2010
Adjusted EBITDA(1)	$337.5
Add: Equity method cash distributions received	0.8
Less: Non-controlling interest distributions paid	(3.0)
Add: Franchise tax expense	0.2
Add: Gross interest income recognized	1.3
Add: Capitalized interest recorded	3.3
Add: Pro forma adjustments for fiscal 2011 acquisitions	162.3

Consolidated EBITDA, as defined in senior secured credit agreement	$502.4	A

Net interest	$130.6
Add: Capitalized interest recorded	3.3
Less: Non-cash accretion of senior discount and senior unsecured notes	(1.8)
Less: Non-cash amortization of financing costs	(4.8)
Less: Interest related to specified construction projects	(3.1)
Add: Pro forma adjustments for debt incurred to finance fiscal 2011 acquisitions	9.7

Consolidated cash interest expense, as defined in senior secured credit agreement	$133.9	B

Interest coverage ratio (A/B)	3.75	x

Minimum interest coverage ratio required as of December 31, 2010	2.00	x

	As of
	December 31,
Leverage Ratio:	2010
Term debt and senior notes outstanding	$1,967.5
Less: Cash and cash equivalents	(58.3)
Less: Restricted cash	(3.0)
Less: Debt incurred to fund specified construction projects	(73.5)

Consolidated debt, as defined in senior secured credit agreement	$1,832.7	C

Consolidated EBITDA, as defined in senior secured credit agreement	$502.4	A

Leverage ratio (C/A)	3.65	x

Maximum leverage ratio allowed as of December 31, 2010	6.25	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
December 31, 2010
(continued)

(1)	Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized and unrealized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment losses, pension expense and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended December 31, 2010 (in millions).

		Add:	Less:	Trailing
	Six months ended	Year ended	Six months ended	twelve months ended
	December 31,	June 30,	December 31,	December 31,
	2010	2010	2009	2010
Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(3.8)	$(49.2)	$(19.2)	$(33.8)
Interest, net	69.9	115.5	54.8	130.6
Income tax expense (benefit)	7.3	(13.8)	(1.7)	(4.8)
Depreciation and amortization	75.8	139.6	67.6	147.8
Non-controlling interests	1.8	2.9	1.7	3.0
Loss on disposal of assets	0.1	1.8	0.4	1.5
Equity method income	(0.6)	(0.9)	(0.5)	(1.0)
Stock compensation	2.9	4.2	2.9	4.2
Monitoring fees and expenses	2.5	5.1	2.7	4.9
Realized loss on investments	0.1	—	—	0.1
Debt extinguishment costs	—	73.5	—	73.5
Acquisition related expenses	5.0	3.1	—	8.1
Impairment loss	0.9	43.1	43.1	0.9
Discontinued operations, net of taxes	2.2	1.7	1.4	2.5

Adjusted EBITDA	$164.1	$326.6	$153.2	$337.5